Exhibit 99.1

Southern National Bancorp of Virginia, Inc. Names Jeffrey Karafa Chief Financial Officer

MCLEAN, Va., Sept. 20, 2018 /PRNewswire/ -- Southern National Bancorp of Virginia, Inc. (NASDAQ: SONA) ("Southern National") announced today that Jeffrey L. Karafa has been appointed Executive Vice President and Chief Financial Officer of Southern National, effective September 19, 2018.

Georgia Derrico, Executive Chairman of Southern National, stated "I am excited to welcome Jeff to the Southern National leadership team as CFO. We believe his experience in the banking industry in our market area makes him an excellent choice to lead our financial operations."

"I look forward to helping Southern National build on its growth and am committed to putting my expertise to work to help the company achieve enhanced results for its employees and shareholders," said Mr. Karafa.

Mr. Karafa has more than 31 years of financial experience in the banking industry as well as in accounting. He most recently served as Executive Vice President and Chief Financial Officer of The National Capital Bank of Washington, in Washington, D.C. Mr. Karafa was Senior Vice President, Chief Financial Officer and Head of Operations of Fidelity Bank and Dearborn Bancorp, Inc. in Dearborn, Michigan from 1994 until 2012. Mr. Karafa holds a Bachelor of Business Administration degree in Accounting from University of Michigan—Flint and a Master of Business Administration from University of Detroit—Mercy.

About Southern National

Southern National is the bank holding company for Sonabank, a Virginia state chartered bank which commenced operations on April 14, 2005. Sonabank provides a range of financial services to individuals and small and medium sized businesses. As of June 30, 2018, Southern National had $2.2 billion in total loans, $2.7 billion in total assets, $1.98 billion in total deposits and $334.5 million in total stockholders' equity. At June 30, 2018, Sonabank had thirty-eight full-service retail branches in Virginia, located in the counties of Chesterfield (2), Essex (2), Fairfax (Reston, McLean and Fairfax), Gloucester (2), Hanover (3), King William, Lancaster, Middlesex (3), New Kent, Northumberland (3), Southampton, Surry, Sussex, and in Charlottesville, Clifton Forge, Colonial Heights, Front Royal, Hampton, Haymarket, Leesburg, Middleburg, New Market, Newport News, Richmond, South Riding, Warrenton, and Williamsburg, and seven full-service retail branches in Maryland, located in Rockville, Shady Grove, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Contact: R. Roderick Porter, Executive Vice Chairman Phone: 202-464-1130 ext. 2406 Fax: 202-464-1134 Southern National Bancorp, NASDAQ Symbol SONA Website: www.sonabank.com	Contact: Joe A. Shearin, CEO Phone: 804-528-4752 Southern National Bancorp, NASDAQ Symbol SONA Website: www.sonabank.com